EX-99.23.j

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We hereby consent to the use in the Registration Statement (Post Effective Amendment No. 15) under the securities Act of 1933 and the Investment Company Act of 1940, both on Form N-1A, of our report dated August 26, 2003, accompanying and pertaining to the financial statements of Analysts Investment Trust as of July 31, 2003, which is included in such Registration Statement.  We also consent to the references to out firm under the heading “Financial Highlights” in the Prospectus and under the heading “Accountants” in the Statement of Additional Information.

BKD, LLP

December 1, 2003

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